Exhibit 8.1

Akerman LLP

201 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

T: 954 463 2700

F: 954 463 2224

November 17, 2022

Ondas Holdings Inc.

411 Waverley Oaks Road

Waltham, MA 02452

Re: United States Federal Income Tax Consequences of the Merger

Ladies and Gentlemen:

We have acted as special United States tax counsel to Ondas Holdings Inc., a Nevada corporation ("Ondas"), in connection with its Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission on September 23, 2022 (Registration No. 333-267565) (the “Registration Statement”), including the prospectus forming a part thereof (the “Prospectus”) and the Agreement of Merger, dated as of August 4, 2022 (the “Merger Agreement”), by and among Ondas, Talos Sub Ltd., an Israeli company and a wholly owned subsidiary of Ondas (“Merger Sub”), and AIROBOTICS Ltd., an Israeli publicly traded company on the Tel Aviv Stock Exchange ("Airobotics"). Upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Companies Law 5759-1999 of the State of Israel at the effective time of the merger contemplated by the Merger Agreement, Merger Sub will be merged with and into Airobotics, which shall continue as the surviving corporation of the merger, with Airobotics thereby becoming a wholly owned subsidiary of Ondas (the “Merger”). This opinion is being delivered in connection with the Registration Statement and the Prospectus. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations, and warranties contained in (i) the Merger Agreement (including any Annexes or Schedules thereto), (ii) the Registration Statement and the Prospectus, (iii) the respective tax representation letters, including any attachments thereto, of Ondas and Merger Sub and of Airobotics, each dated as of the date hereof and delivered to us for purposes of this opinion (each, a “Tax Representation Letter”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.	Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof , and that each natural person executing documents and records has the legal capacity to do so;

2.

The Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Prospectus without waiver or modification thereof;

3.	The Merger will be effective under the laws of the State of Israel;

4.	All factual statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made to us are true, complete, and correct in all respects and will remain true, complete, and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, or representations or which make any such factual statements, descriptions, or representations untrue, incomplete, or incorrect at the Effective Time;

Ondas Holdings Inc.

November 17, 2022

5.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the Effective Time, in each case without such qualification;

6.	Ondas, Merger Sub and Airobotics have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement, the Registration Statement, and the Prospectus;

7.	The parties to the transaction will report the federal income tax and financial accounting consequences of the Merger consistent with the Merger Agreement and the conclusions set forth below; and

8.	All rulings by any Tax Authority or opinions of other tax advisors or legal counsel obtained by Ondas or Airobotics in connection with the Merger are accurate as to their underlying assumptions and accurate as to their conclusions.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger qualifies as a “reorganization” under Section 368(a) of the Code. We express no opinion on the potential United States federal income tax consequences of the Merger under the rules governing “passive foreign investment companies.”

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below.

1.	This opinion represents our best judgment regarding the application of United States federal income tax laws arising under the Code, judicial decisions, administrative regulations, and published rulings and procedures, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We express no opinion as to United States federal, state, local, foreign, or other tax or legal consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the validity of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws. In addition, this opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events; and

2.	No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement, or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties, and assumptions upon which we have relied are not true and accurate at all relevant times.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, including the Prospectus forming a part thereof, and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Akerman LLP